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                                                                     Exhibit 4.7

              SUMMARY OF THE THREE LOAN AGREEMENTS REACHED IN 2007

1.   RMB LOAN AGREEMENT DATED FEBRUARY 6, 2007

Parties: Borrower: GUANGSHEN RAILWAY COMPANY LIMITED (as Party A)

Lender: RENMINLU SUB-BRANCH, SHENZHEN COMMERCIAL BANK (Changed to Shenzhen Ping An Bank beginning from August 27, 2007) (as Party B)

(1)  Amount of Loan: RMB300 million

(2)  Purpose of Loan: Extension of Guangshen Fourth Rail Line of
     Guangzhou-Shenzhen Railway

(3) Tenor of Loan: Five years, the actual amount of loan and the date of execution and date due set out in the receipt for the loan shall prevail within the agreement.

(4) Interest Rate: A. Annual interest of 5.832%. Determined on a daily-basis. Daily interest=Annual interest/360. The interest shall be calculated on the 20th day of each month. B. Party B has the right to make adjustments, in accordance with applicable regulations, to the interest rate, which, however, shall be 10% lower than the applicable official interest rate stipulated by the People's Bank of China (the "PBOC") then.

(5) Method of Repayment: The interest shall be paid on a quarterly basis and the principal shall be repaid once only upon the loan is due.

(6) Dispute Resolution: Dispute arising under this agreement shall be submitted to the jurisdiction of the court where Party B is domiciled. The law of the People's Republic of China shall prevail.

2.   RMB LOAN AGREEMENT DATED MARCH 7, 2007

Parties: Borrower: GUANGSHEN RAILWAY COMPANY LIMITED (as Party A)

Lender: GUANGZHOU BRANCH, CHINA CITIC BANK (as Party B)

(1)  Type of Loan: Long-term loan

(2)  Amount of Loan: RMB300 million

(3) Tenor of Loan: 60 months, from March 7, 2007 to March 7, 2012. The actual tenor of loan, dates of withdrawals and amount of loan set out in the receipt for the loan shall prevail within the agreement.

(4)  Purpose of Loan: Extension of Guangshen Fourth Rail Line of
     Guangzhou-Shenzhen Railway

(5) Interest Rate: 10% lower than the applicable PBOC interest rate then in effect on the day of withdrawn, or annual interest of 5.832%, subject to an adjustment each 12 months.

(6) Settlement of Interest: The interest shall be paid on a quarterly basis and on the 20th day of the last month of each quarter.

(7)  Method of Repayment: The interest shall be paid on a regular basis and the

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     principal shall be repaid once only upon the loan is due.

(8) Dispute Resolution: Dispute arising under this agreement shall be settled through negotiation, or submitted to the jurisdiction of the court where Party B is domiciled should the negotiation fail or enforcement shall be applied.

3.   RMB LOAN AGREEMENT DATED FEBRUARY 27, 2007

Parties: Borrower: GUANGSHEN RAILWAY COMPANY LIMITED (as Party A)

Lender: SHENZHEN BRANCH, CHINA CONSTRUCTION BANK CO., LTD. (as Party B)

(1)  Amount of Loan: RMB300 million

(2) Purpose of Loan: Technical transformation and capacity expansion project of the Guangzhou-Shenzhen Railway

(3)  Tenor of Loan: Five years, from February 27, 2007 to February 26, 2012

(4) Interest Rate: Floating one, which remains 10% higher or lower than the benchmark rate, subject to an adjustment at each 12-month anniversary of the date on which the interest shall accrue.

(5) Settlement of Interest: The interest shall be paid on a quarterly basis and on the 20th day of the last month of each quarter.

(6) Method of Repayment: The interest shall be paid on a regular basis and the principal shall be repaid once only upon the loan is due.

(7) Dispute Resolution: The law of the People's Republic of China shall prevail. Dispute arising from the implementation of the Agreement shall be settled through negotiation, or submitted to the jurisdiction of the court where Party B is domiciled should the negotiation fail.